UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2014

Medley Capital Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-35040 (Commission File Number)	27-4576073 (I.R.S. Employer Identification No.)

375 Park Avenue, 33rd Floor

New York, NY 10152

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 759-0777

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2014, Mr. Richard A. Dorfman informed the Board of Directors (the “Board”) and the Secretary of Medley Capital Corporation (the “Company”) that he would not stand for re-election as a director at the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”), which is the date that his current term as a director of the Company is scheduled to expire. Mr. Dorfman noted that he will continue to serve as a member of the Board until the Annual Meeting, which is expected to be held in February of 2015.

Mr. Dorfman’s decision to refrain from standing for re-election and consequently resigning from the Board at the end of his current term was not due to any dispute or disagreement with the Company, or on any matter relating to the Company’s operations, policies or practices.

The Company’s Nominating and Corporate Governance Committee is in the process of identifying a director nominee to replace Mr. Dorfman. Once identified, the director nominee will be nominated by the Board and presented to the Company’s shareholders at the Annual Meeting for his or her election to the Board, and to serve for a term of three years, or until his or her successor is duly elected and qualified

Item 8.01. Other Events

On October 30, 2014, the Board declared a quarterly dividend of $0.37 per share for the quarter ended September 30, 2014. The dividend is payable on December 12, 2014, to stockholders of record as of November 26, 2014. A copy of the Company’s press release announcing the dividend is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits

Exhibit No.	Description

99.1	Press Release dated October 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2014	MEDLEY CAPITAL CORPORATION

	By:	/s/ Richard T. Allorto, Jr.
Name: Richard T. Allorto, Jr. Title: Chief Financial Officer